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                               RESEARCH AGREEMENT


          RESEARCH AGREEMENT dated as of July 15, 1985 between CIBA-GEIGY Limited, a corporation of Switzerland, ("CIBA-GEIGY") and Ciba Corning Diagnostics Corp., a Delaware corporation ("CCD").

          WHEREAS, CCD desires to obtain knowledge and research results in the field of pharmaceuticals, including in particular in the fields of immunology and biotechnology, for use in the field of diagnostic products;

          WHEREAS, in connection therewith CIBA-GEIGY and CCD intend that CIBA-GEIGY shall give CCD access to CIBA-GEIGY's present Knowledge and Expertise (as hereinafter defined), existing on the date hereof and as developed by CIBA-GEIGY hereafter during the term hereof, for use by CCD in the field of diagnostic products, upon the conditions and in consideration of the payments set forth below;

          WHEREAS, CIBA-GEIGY and CCD intend also that CCD shall give CIBA-GEIGY access to CCD's present Knowledge and Expertise, existing on the date hereof and as developed by CCD hereafter during the term hereof, upon the conditions and in consideration of the payments set forth below;

          WHEREAS, the parties intend to effect the exchange of Knowledge and Expertise and to coordinate research and development activities in the fields of human pharmaceutical and diagnostic products and after giving priority to their primary areas of activity to perform such limited additional research for each other as may be requested by one or the other from time to time for use in their respective fields, all upon and subject to the terms and conditions hereof.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereinafter set forth, CIBA-GEIGY and CCD do hereby covenant and agree as follows:

1.    DEFINITIONS

          The terms defined in this Section 1 shall, for all purposes of this Agreement, have the meanings in this Section 1 specified.

          "Affiliate" of a party shall mean a corporation or any other business entity, in whatever country organized,
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which controls, is controlled by or is under common control with such party, whether such control is exercised through majority ownership of outstanding stock, by agreement or otherwise, it being understood that CCD shall not be deemed to be an Affiliate of, or to have as an Affiliate, CIBA-GEIGY or Corning Glass Works, a New York corporation ("Corning"), or any of their respective Affiliates.

          "Agreement Research Cost" of a party shall mean the research costs of such party, as determined in accordance with the definitions set forth in Appendix A.

          "Effective Date" shall mean the date upon which this Agreement becomes effective, as determined pursuant to Section 10 below.

          "Exclusive Rights" shall have the meaning set forth in Section 6.3.

          "Field of Activity" shall mean the Field of CCD Activity or the Field of CIBA-GEIGY Activity.

          "Field of CCD Activity" shall mean the development, manufacture, use and sale of processes, materials, supplies and equipment for use in the diagnosis of human and veterinary illnesses and disease conditions.

          "Field of CIBA-GEIGY Activity" shall mean:

          (i) all human pharmaceuticals and devices, including all processes, materials, supplies and equipment, used for the treatment, mitigation, investigation or understanding of diseases or other health problems in human beings;

          (ii) without limiting the foregoing, all products and drug delivery systems for the controlled administration of pharmaceuticals to human beings; and

          (iii) all materials, applications, and techniques for use in the discovery, screening or testing of pharmaceutical active products or materials for human use;
     PROVIDED that the "Field of CIBA-GEIGY Activity" shall not include the manufacture for commercial sale, or the commercial sale, of diagnostic products except any diagnostic product which is commercialized in combina-tion with a related therapeutic product.
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           "First Commercial Sale" in any country or group of countries shall mean the first date on which a product is offered for sale on a commercial basis in such country or group of countries.

          "Joint Project Steering Committee" shall mean the committee, including representatives of CIBA-GEIGY and CCD, as established pursuant to Section 2.1 below.

          "Knowledge and Expertise" shall mean all of the knowledge, information and expertise relating to a party's Field of Activity possessed by such party and which such party is free to disclose in the areas of science, medicine, product design or formulation, engineering, manufacturing, product or quality testing or regulatory compliance or testing. Without limiting the foregoing, Knowledge and Expertise shall include all the information relating to a party's Field of Activity which is known or available to the employees of such party or which is reflected in the writings, laboratory notebooks and results, publications, drawings, laboratory samples, cell strains or cultures, computerized information and other records of either party.

          "Licensed Product" shall mean any product the Net Sales of which give rise to a royalty obligation pursuant to Section 7 hereof.

          "Licensee" shall mean the party hereto, either CIBA-GEIGY or CCD, which is licensed by the other party to sell a Licensed Product.

          "Licensor" shall mean the party hereto, either CIBA-GEIGY or CCD, which grants a license to the other party covering a Licensed Product.

          "Net Sales" by any party shall mean the amount billed or invoiced on sales of a Licensed Product by such party, its Affiliates and sublicensees, to persons or entities other than Affiliates of such party, in bona fide arms' length transactions, less the following deductions: (i) trade and/or quantity discounts actually allowed, taken in such amounts as are customary in the trade;
(ii) taxes on the sale to the extent included in the amount billed; and (iii) amounts repaid or credited by reason of rejections or returns or because of retroactive price reductions.

          "Patent Rights" shall mean all of the right, title and interest in and to any letters patent (or utility models or applications for either) of either party and its
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Affiliates in any country of the world, including all the letters patent now issued or to be issued and any re-issues or extensions thereof or any letters patent which may issue in the future based upon any applications for letters patent now pending, or which may be pending any time in the future prior to the Termination Date.

          "Special Research Project" shall mean any specific research project which one party agrees to perform at the request of the other party pursuant to
Section 3.

          "Termination Date" shall mean the date upon which this Agreement terminates, as determined pursuant to Section 11 below, subject to the terms and conditions applicable to such termination as specified in such Section 11.

2.   RESEARCH AND DEVELOPMENT ACTIVITIES
     AND DISCLOSURE OF KNOWLEDGE AND EXPERTISE

          2.1 Each of CCD and CIBA-GEIGY shall promptly designate their respective representatives (who shall be in equal numbers) to the Joint Project Steering Committee, which shall coordinate the joint research efforts and dis-closure and transfer of Knowledge and Expertise, as contemplated by this Agreement. In the event any determination to be made by the Joint Project Steering Committee shall not be concurred in by all of the then members thereof, the matter shall be referred for consultation and resolution between CIBA-GEIGY and CCD. Any member of the Joint Project Steering Committee may be replaced from time to time by notice to the other party from the party originally designating such member.

          2.2 Subject to the parties' compliance with Section 4 hereof, either party (the "Disclosing Party") shall make available to the other party (the "Recipient Party") all of the Disclosing Party's Knowledge and Expertise in its Field of Activity to the extent needed by the Recipient Party in the pursuit of its research and product development activities in its Field of Activity. Disclosure of information by the Disclosing Party shall generally be accomplished by periodic meetings and the transfer of the Disclosing Party's written research results but may include the transfer of samples, genetic or biological materials, drawings, demonstration models or other information. During the term of this Agreement, the Disclosing Party shall keep the Recipient Party generally apprised of such of its research activities as it believes will be of interest to the Recipient Party in its Field of
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Activity.  In addition, the Disclosing Party shall without charge at such times and places as the Recipient Party shall reasonably request:

          (i) make available its scientific and technical personnel to assist the Recipient Party in identifying Knowledge and Expertise possessed by the Disclosing Party which could be useful in the Field of the Recipient Party's Activity;

          (ii) provide scientific or technical personnel to explain or demonstrate the Knowledge and Expertise to be transferred; and

          (iii) upon the request of the Recipient Party for specific information or expertise which may be relevant to the Field of the Recipient Party's Activity, use its best efforts to identify all such information and expertise within the Disclosing Party's possession and to transfer such Knowledge and Expertise to the Recipient Party.

          2.3 The Joint Project Steering Committee shall coordinate all transfers of Knowledge and Expertise between CIBA-GEIGY and CCD hereunder and shall make arrangements for the collaboration of the scientists and technical experts of the parties, as the Committee deems appropriate. CCD shall keep the Joint Project Steering Committee advised of CCD's progress on all pending research and development projects on a quarterly basis.

3.    SPECIAL RESEARCH PROJECTS

          3.1 If either party (the "Requesting Party") shall determine that a specific research or development project is needed in support of its business or research plans and such project falls within the Field of Activity of the other party (the "Research Party") and is based upon the Research Party's Knowledge and Expertise, then upon the Requesting Party's written request (but subject to approval by the Research Party under Section 3.2), such project shall be deemed to be a Special Research Project and the Research Party shall undertake and perform such Project for the Requesting Party upon, and subject to, the following conditions:

          (a) Each proposal for a Special Research Project shall be described in a Project Memorandum (a "Project
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Memorandum"), setting forth in detail the purpose of the project, the activities to be undertaken and the manner in which results are to be reported. A Project Memorandum relating to a project expected to involve total Agreement Research Cost in excess of $250,000 or not expected to be completed within 6 months after it is commenced shall also specify project milestones and specific activities to be undertaken or discontinued based upon results obtained at such milestones.

     (b) Each Project Memorandum shall be signed by designated representatives of the Research Party and the Requesting Party and shall include an undertaking by the Requesting Party to reimburse the Research Party the Agreement Research Cost of the research so undertaken and to pay any royalties which may be due pursuant to Section 7.2, 7.3 or 7.4 hereof in respect of products resulting from such Special Research Project.

     (c) Any Knowledge and Expertise or Patent Rights developed during or arising out of any Special Research Project shall be the property of the Research Party, but shall be licensed and fully available to the Requesting Party for use upon, and subject to, the terms of this Agreement.

     (d) Each Project Memorandum shall set forth an estimate of the total Agreement Research Cost which the Research Party reasonably expects to be incurred by the time each project milestone is reached, and although the Research Party shall not be bound by such estimate it shall promptly inform the Requesting Party if the total Agreement Research Cost assigned in such estimate to any milestone is exceeded or reasonably expected to be exceeded by more than 20% before such milestone is reached. Within 15 days after the end of each quarter, the Research Party will report to, and bill the Requesting Party for the Agreement Research Cost actually incurred during such quarter, and the Requesting Party shall pay all such billings not later than 30 days after the end of such quarter.

     (e) The Requesting Party may cancel or reduce the scope of any Special Research Project at any time by giving written notice to the Research Party. Upon receipt of such notice, the Research Party shall immediately adjust its activities relating to such Project accordingly, in the case of cancellation taking only such steps as may be necessary to preserve the

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     results of such Project already obtained.  Notwithstanding such cancellation or reduction in scope, the Requesting Party shall pay, in accordance with the procedures set forth above, the full costs of such Project, as incurred up to the receipt by the Research Party of such notice and, in the case of any cancelled Project, any activities reasonably undertaken to complete the termination of such Project, including full reimbursement of any long-term expenditures or special commitments incurred for purposes of such, Project to the extent such long-term expenditures or special commitments are specified in a Project Memorandum. In the case of any Project the scope of which has been reduced, thereafter the Requesting Party shall reimburse the Research Party, in accordance with the procedures set forth above, for the Agreement Research Cost incurred in connection with the reduced research activities involved (which activities shall be described in an amendment to the Project Memorandum which the Requesting Party and the Research Party shall use their best efforts to enter into promptly after the giving of the foregoing notice by the Requesting Party); PROVIDED that such reimbursement shall include full reimbursement for any long-term expenditures or special commitments specified in the original Project Memorandum.

          Furthermore, a Requesting Party which has requested that a Special Project be performed hereunder shall, upon cancellation or reduction in scope of such Project, reimburse the Research Party for the amount by which the amount actually reimbursed on all the remaining Special Research Projects of the Requesting Party during the twelve months following the date of any such cancellation or reduction in scope is less than 80% of the amounts previously budgeted to be reimbursed upon all Special Research Projects of the Requesting Party, including any Special Research Projects undertaken subsequent to the date of any such cancellation or reduction in scope, within such twelve-month period. It is understood that both parties will cooperate to minimize any losses or disruptions arising from any cancellations or reductions in scope hereunder. The Research Party shall continue to perform any pending Special Research Projects diligently and in good faith as contemplated by the various Project Memoranda, and the Requesting Party shall be allowed to have new Special Research Projects performed to the extent
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     feasible but subject in all instances to the terms of this Agreement.

          (f) If the Requesting Party has any objection to the amount of such billing, it shall nevertheless pay such billing in full, but may thereafter cause the Research Party's records with respect thereto to be audited in accordance with Section 13 hereof and thereafter will be entitled to a refund of any amounts paid in excess of the amounts required hereunder. Following such audit, the parties shall endeavor in good faith to resolve any disagreement with respect to charges hereunder, but any disagreement which cannot be so resolved shall be submitted to binding arbitration in accordance with Section 14.

          3.2 Each of the parties intends to commit limited additional research resources as necessary for the conduct of Special Research Projects requested by the other party subject to reimbursement of its Agreement Research Cost as provided in this Section 3 and Appendix A. Notwithstanding the foregoing, neither party shall have any obligation to undertake a Special Research Project if such project would prejudice its ability to undertake research and development projects within its own Field of Activity as determined by it in its sole discretion.

4.   CONFIDENTIALITY

          4.1 Each party shall maintain as strictly confidential, and shall not disclose to any third party other than its Affiliates or use for any purpose not permitted by this Agreement, any Knowledge and Expertise received by such party pursuant to this Agreement, except for information which is at the time when disclosed hereunder or thereafter becomes generally known to the public, is obtained by the party making such disclosure from a third party who has not breached any obligation of confidence with respect to the subject matter of such disclosure or was known to the party receiving such disclosure prior to the time of receipt of such disclosure.

          4.2 Each party shall ensure that its standard procedures for the protection of its confidential Knowledge and Expertise shall operate to protect against unauthorized disclosure by its (or its Affiliates') employees, officers, agents and consultants of any confidential Knowledge and Expertise such party may obtain from the other party pursuant to this Agreement. In addition, if requested by the
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party making Knowledge and Expertise available, prior to disclosing any
Knowledge and Expertise to any of its (or its Affiliates') employees, agents, officers or consultants, the party receiving such Knowledge and Expertise shall require each such person who would receive, or be given access to, any such Knowledge and Expertise to enter into an agreement, accepting and agreeing to be bound by the terms of this Section 4. Thereafter, such party, upon the request of the other party hereto, will take all such actions as may be necessary to enforce the confidentiality obligations undertaken by such employees, consultants, officers or agents pursuant to its standard confidentiality procedures or this Section 4.

5.    OWNERSHIP OF RESEARCH RESULTS

          All Knowledge and Expertise developed or obtained after the Effective Date and any Patent Rights resulting therefrom shall be owned by the party making or developing such Knowledge and Expertise. Where representatives or employees of both parties are jointly responsible for the development of any Knowledge and Expertise hereunder, each party shall be deemed to be a co-owner of such Knowledge and Expertise. In that event, each party shall retain the exclusive royalty-free right to use such Knowledge and Expertise in such party's Field of Activity, and both parties shall have the royalty-free nonexclusive right to use and to license such Knowledge and Expertise outside of both of their Fields of Activity, but any royalties or other income obtained from licensing or otherwise making such Knowledge and Expertise available for commercial use by third parties shall be shared equally by the parties.

6.    LICENSES

          6.1 Subject to the terms and conditions of this Agreement and to licenses granted prior to the date hereof, CIBA-GEIGY hereby grants and agrees to grant to CCD and its Affiliates a license under all of the Patent Rights and Knowledge and Expertise of CIBA-GEIGY within CIBA-GEIGY's Field of Activity now or at any time hereafter owned by CIBA-GEIGY, or in respect of which CIBA-GEIGY has or hereafter shall acquire licensing rights and to the extent thereof, in all countries of the world, to make, have made, use and sell products and to practice processes covered thereby to the extent, but only to the extent, that such Patent Rights and Knowledge and Expertise are used within the Field of CCD Activity. Except as provided in
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Section 6.3, such license shall be on a nonexclusive basis without sublicensing rights.

          6.2 Subject to the terms and conditions of this Agreement and to licenses granted prior to the date hereof, CCD hereby grants and agrees to grant to CIBA-GEIGY and its Affiliates a license under all of the Patent Rights and Knowledge and Expertise now or at anytime hereafter owned by CCD, or in respect of which CCD has or hereafter shall acquire licensing rights and to the extent thereof, in all countries of the world, to make, have made, use and sell products and to practice processes covered thereby to the extent, but only to the extent, that such Patent Rights and Knowledge and Expertise cover or relate to the Field of CIBA-GEIGY Activity or the field of animal health. Except as provided in Section 6.3, such license shall be on a nonexclusive basis without the right to grant sublicenses.

          6.3 The party granting a license pursuant to Section 6.1 or 6.2 (the "Licensor") shall extend to the party so licensed (the "Licensee") exclusive rights to the extent, but only to the extent set forth below as follows:

          (a) To the extent permitted by applicable law, any license granted pursuant to this Section 6 shall be exclusive with respect to any particular disclosure (a "Disclosure") of Knowledge and Expertise (together with any Patent Rights covering such Disclosure) (the "Exclusive Rights") for a period commencing on the date when such Disclosure is made and ending on the earlier of
(i) five years from the date of such Disclosure, (ii) three years from the date of the First Commercial Sale of such product in any country and (iii) the Termination Date. Thereafter such license will revert permanently to being nonexclusive.

          (b) If the Licensor desires to utilize any of the Patent Rights or Knowledge and Expertise as to which the Licensee has, or may have, Exclusive Rights, the Licensor may give written notice to the Licensee requesting the Licensee to state whether the Licensee intends to practice such Exclusive Rights
(i) for a product or process described in such notice or (ii) within a country or group of countries specified in such notice. If the Licensee within 3 months after receipt of such notice shall state by written notice delivered to the Licensor that the Licensee intends to commercialize the product or process described in such notice or within a country or group of countries specified in such notice, then the Licensee's rights with respect thereto shall remain exclusive for the period set forth in
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subsection (a); PROVIDED, HOWEVER, that if the Licensee shall fail to begin to commercialize the Exclusive Rights with respect to such products or processes or within such country or group of countries within 6 months from the delivery of the Licensee's notice of its intent to so commercialize, then such Exclusive Rights shall immediately cease so as to permit the Licensor to undertake, or to license a third party to undertake, the activities specified in the Licensor's notice. Furthermore, if the Licensee fails to continue diligently and in good faith to commercialize a product or process or within a country or group of countries as specified in the notice given by the Licensee, then the Licensee's rights shall thereupon become nonexclusive and the Licensor shall thereupon be entitled to practice, or to license a third party to practice, such rights as and to the extent set forth in the preceding sentence.

          (c) Notwithstanding any Exclusive Rights granted hereunder, CIBA-GEIGY shall be free at all times to make, have made, use or sell any diagnostic product which is commercialized in combination with a related therapeutic product.

          (d) Notwithstanding any other provision of this Section 6, to the extent permitted by applicable law, the licenses granted in Sections 6.1 and 6.2 shall be on an exclusive basis (with sublicensing rights) within the Licensee's Field of Activity for the life of the rights covered by such license with respect to any products or processes which are developed or discovered in the course of any Special Research Project undertaken for the Licensee by the Licensor.

          6.4 The owner of any Patent Rights and Knowledge and Expertise shall have the unrestricted right to practice and to license to third parties under such Patent Rights and Knowledge and Expertise as such party sees fit for all possible uses and activities except to the extent an exclusive license within a Field of Activity has been granted to the other party. In such event, such exclusive Licensee shall have the unrestricted right to practice and to license third parties under such Patent Rights and Knowledge and Expertise within such party's Field of Activity. If the rights of such Licensee shall thereafter become nonexclusive, then such Licensee's right to grant sublicenses shall thereupon cease (such sublicensing rights then reverting to the Licensor), but any sublicenses granted by the Licensee while its rights were exclusive shall remain in full force
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and effect for the life of the Patent Rights and the Knowledge and Expertise covered by such sublicense.

          6.5 Any Licensee licensed on a nonexclusive basis (without the right to grant sublicenses) hereunder shall nonetheless have the right to extend to its customers the right to use Licensed Products within such Licensee's Field of Activity.

          6.6 The licenses granted and to be granted under this Agreement shall at the request of either party be confirmed from time to time by individual license agreements reflecting the provisions of this Agreement.

7.    KNOW-HOW FEE; ROYALTIES

          7.1 In consideration of the access granted to CIBA-GEIGY's Knowledge and Expertise, CCD shall pay to CIBA-GEIGY an access fee in the amount of one percent of the aggregate Net Sales of CCD anywhere in the world for a period of six years from the Effective Date whether or not the products sold utilize to any extent such Knowledge and Expertise.

          7.2 In addition to the access fee referred to in Section 7.1, CCD shall pay to CIBA-GEIGY a royalty at the rate of three percent of Net Sales of all products:

          (a) the manufacture, use or sale of which is covered by any Patent Rights of CIBA-GEIGY; or

          (b) which utilize unique biological materials (including cellular material) or possess unique biological properties first developed or identified by CIBA-GEIGY or are derived from such biological materials; provided that if CCD can demonstrate that substantially similar biological materials were available to be so utilized for the payment of royalties at a lower rate (or without payment of any royalty) at the time of the First Commercial Sale of such product in any country, then CCD shall pay royalties at such lower rate. Products which represent only refinements or minor improvements to such biological materials previously known to CCD shall not give rise to a royalty obligation hereunder.
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           7.3 CIBA-GEIGY shall pay to CCD a royalty at the rate of three percent of Net Sales of all of CIBA-GEIGY's sales of products:

          (a) the manufacture, use or sale of which is covered by any Patent Rights of CCD; or

          (b) which constitute novel systems or technology for the delivery of drugs or for the diagnosis of human disease conditions first developed or identified by CCD; provided that if CIBA-GEIGY can demonstrate that substantially similar systems or technology were available to be so utilized for the payment of Royalties at a lower rate (or without payment of any royalty) at the time of the First Commercial Sale of such product in any country, then CIBA-GEIGY shall pay royalties at such lower rate. Products which represent only refinements or minor improvements to such systems or technology previously known to CIBA-GEIGY shall not give rise to a royalty obligation hereunder.

          7.4  Notwithstanding the provisions of Section 7.2 and 7.3,

          (a) the royalty rate applicable to Net Sales of any party with respect to any product referred to in Section 7.2 or 7.3, as the case may be, shall not exceed the lowest royalty rate payable to the Licensor in respect of any license (other than a royalty-free cross license) granted by the Licensor to any third party anywhere in the world to make, have made, use or sell a comparable product incorporating the same Patent Rights or Knowledge and Expertise; and

          (b)  at the request of either party, the royalty rate provided for in
     Section 7.2 or 7.3, as the case may be, or, if appropriate, the Net Sales base upon which royalties are calculated shall be adjusted to reflect appropriately (i) the market value of the Patent Rights or other licensed rights upon which such royalty is based and (ii) the utility of product components, such as instruments, apart from the incorporation therein of such Patent Rights or other licensed rights.

          7.5 Royalties shall be payable pursuant to Sections 7.2, 7.3 and 7.4 regardless of whether the Patent Rights, Knowledge and Expertise or any products or processes resulting therefrom giving rise to such royalty obligations
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include, in whole or in part, the results of any Special Research Projects.  The aggregate royalties payable pursuant to Section 7.2, 7.3 or 7.4, as the case may be, shall not exceed the percentage of Net Sales provided for in such Section, notwithstanding that any products giving rise to such royalty obligations may utilize or be based on Patent Rights to more than one patent, more than one item of Knowledge and Expertise or a combination of Patent Rights and Knowledge and Expertise. Neither party shall incur any royalty obligation in respect of the manufacture and use of any products for its own or its Affiliates' research and development activities.

          7.6 The obligations to make royalty payments pursuant to Sections 7.2, 7.3 and 7.4 shall relate to Net Sales during time periods to be determined as provided below on a country-by-country basis. The time period in each country shall not be shorter than the term in such country of any Patent Rights covering the manufacture, use or sale of the product giving rise to the royalty obligation. If such manufacture, use and sale are not covered by any Patent Rights, the time period in each country shall expire on the date which is the earlier of (i) ten years from the First Commercial Sale in such country and (ii) fifteen years from the First Commercial Sale in any of the United States, the United Kingdom, West Germany, France and Japan. Where the obligation to pay royalties arises from both Patent Rights and nonpatented materials, royalties shall be payable for the longer of the two time periods determined pursuant to the two preceding sentences.

          7.7 In the event that either party shall grant a sublicense to any third party under any of the Patent Rights or Knowledge and Expertise exclusively licensed to it hereunder, it shall pay to the other party to this Agreement a royalty on the Net Sales of its sublicensee (during the term of such sublicense) equal to the greater of (i) the royalty applicable to such Net Sales, as determined pursuant to Sections 7.2, 7.3 and 7.4 hereof, or (ii) fifty percent of any royalty received from such sublicensee. The party granting such sublicenses shall be responsible to make royalty payments directly to the other party on account of the sales of its sublicensees and shall insure that the books and records of such sublicensees are available for examination and verification by such other party in accordance with the procedures set forth herein.

          7.8 Within 30 days after the end of each of its accounting quarters, each party having a royalty obligation
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hereunder shall (i) deliver to the other party a written statement showing in reasonable detail its best estimate of its Net Sales of Licensed Products and the Net Sales of Licensed Products of its sublicensees during such quarter and accounting for royalties payable hereunder or showing that no royalty shall be payable for such period and (ii) make payment of such royalties based on such estimate, subject to correction based on such party's written statement of its actual Net Sales for such quarter at the time the next statement is delivered pursuant to clause (i) above. Royalties shall be payable tn United States dollars. In the event that royalty payments are to be made by CIBA-GEIGY to CCD in respect of any quarter, all applicable Net Sales for such quarter denominated in currencies other than Swiss Francs or United States dollars shall be translated into Swiss Francs in accordance with CIBA-GEIGY's standard accounting practices. Thereafter, all applicable Net Sales for such quarter originally denominated in, or so translated into, Swiss Francs shall be translated into United States dollars at the spot exchange rate quoted in THE WALL STREET JOURNAL (EASTERN EDITION) for the last business day of such quarter. In the event that royalty payments are to be made by CCD to CIBA-GEIGY in respect of any quarter, all applicable Net Sales for such quarter denominated in currencies other than United States dollars shall be translated into United States dollars at such spot exchange rate.

          7.9 If governmental regulations prevent remittance from a foreign country with respect to sales made in that country, the obligation under this Agreement to pay royalties in respect of sales in that country shall be suspended (but royalties shall continue to accrue) until such remittances are possible, and the party entitled to such payments shall have the right, upon giving written notice to the other party, to receive payment in that country in the local currency.

8.    INFRINGEMENT OF RIGHTS OF THIRD PARTIES

          8.1 Neither party makes any representation or warranty that the practice or use of any of the Patent Rights or Knowledge and Expertise licensed or disclosed by such party do not or will not infringe or otherwise abridge or interfere with the rights of any third party.

          8.2 In the event any third party shall assert against the Licensee that the practice of any of the Patent Rights or Knowledge and Expertise infringes any rights of such third party, the Licensee shall have the exclusive right to defend or otherwise dispose of such claim as such Licensee deems appropriate; provided, however, within 60 days after the assertion of any claim by such third party, the Licensee shall inform the Licensor of the nature and basis of such claim and shall transmit with such notice copies of any demand letters or legal pleadings. If the Licensor shall elect by written notice delivered to the Licensee within 60 days after receipt of Licensee's notice to undertake the defense of such claim, then the Licensor shall thereupon assume the defense of such claim and shall then have full authority to defend and dispose of such claim as it deems appropriate, and the Licensor shall pay all defense costs.

          8.3 Unless the Licensor elects to assume the defense of any claim hereunder, the Licensee shall be entitled to offset fifty percent of all defense costs and all amounts paid in settlement of such claim against any royalties which may be due the Licensor hereunder and the Licensor shall refund to the Licensee any royalties paid by Licensee after the date any such claim was asserted to the extent such fifty percent has not been recovered through such right of offset.

9.    INFRINGEMENT BY THIRD PARTIES

          9.1 In the event either party becomes aware that a third party is infringing any Patent Rights licensed hereunder, CCD and CIBA-GEIGY shall confer among themselves as to the manner in which they will proceed with respect to such infringement. The Licensor shall have the exclusive right to commence and prosecute an action for patent infringement against such infringing party. If the Licensor undertakes such action, any damages recovered in such action first shall be applied to reimburse the Licensor for all such expenses not otherwise reimbursed and next shall be paid to the Licensor and the Licensee in proportion to their actual damages upon which such recovery was based. If the Licensor fails to commence an action to prevent such infringement within 60 days after learning of the facts constituting such infringement, or if the Licensor agrees to settle any such action on a basis which would allow such infringement or alleged infringement of an exclusive license to continue, then the Licensee shall cease to be obligated to pay royalties in respect of Net Sales of any applicable Licensed Product until such infringement shall have ceased.

          9.2 If any of the Patent Rights shall be finally adjudicated to be invalid or if the manufacture, use or sale of a product which gives rise to a royalty hereunder shall be determined not to constitute an infringement of a given patent, then royalty payments with respect to the activity covered by such adjudication, to the extent such royalty payments are based solely on such Patent Rights, shall forthwith cease.

10.   EFFECTIVE DATE

          This Agreement shall become effective on and as of the Closing Date under the Asset Transfer Agreement dated as of July 15, 1985 among Gilford Instrument Laboratories, Inc. ("Gilford"), Corning and CCD.

11.   TERMINATION

          11.1 This Agreement shall continue in effect until terminated by either of the parties on one of the grounds set forth below. Termination of this Agreement shall be effective immediately or on the date specified in any required notice (the "Termination Date") upon the occurrence of any of the following conditions:

          (i) Upon six months' prior written notice if either Corning or CIBA-GEIGY (together in each case with its Affiliates) shall cease to own forty percent of the voting stock of CCD;

          (ii) Upon six months' prior written notice if either party concludes that the business conditions giving rise to the participation of CIBA-GEIGY in CCD and in the activities contemplated under this Research Agreement have so changed as to render this Agreement no longer a realistic vehicle for collaboration in the area of pharmaceuticals and diagnostic products; PROVIDED that any such notice may not be given prior to seven and one-half years from the date hereof;

          (iii) Upon six months' prior written notice upon the termination of the Shareholders' Agreement dated as of July 15, 1985, among CIBA-GEIGY, CIBA-GEIGY Corporation, Corning and Gilford;

          (iv) Immediately upon the giving of written notice if either party shall continue in material breach of its obligations hereunder more than 90 days after notice of such breach is given by the other party hereto; or

          (v) Immediately without notice if either party hereto shall file any petition seeking relief from its creditors, through an assignment for the benefit of creditors, the filing of a petition in bankruptcy or otherwise, or upon the giving of written notice if lenders holding more than $5,000,000 of debt of such party shall declare it to be in default under the terms of such loan arrangements.

          11.2 In the event of such termination, all licenses granted hereunder with respect to Patent Rights and Knowledge and Expertise and all royalty obligations with respect thereto shall continue upon and subject to the terms of this Agreement, provided, however, neither party shall obtain any rights to Patent Rights arising after the date any notice of termination is given (or the Termination Date if notice is not required) or to any Knowledge and Expertise which has not been disclosed as of such date. For a period of 18 months following the giving of any notice of termination pursuant to paragraph (i),
(ii) or (iii) of Section 11.1, either party, as Research Party, shall continue to undertake Special Research Projects for the other party, as Requesting Party, upon and subject to the conditions set forth in Section 3, and the Research Party shall continue all pending Special Research Projects or Special Research Projects undertaken within such 18-month period for a period not to exceed 24 months following the giving of such notice of termination. The parties shall use their best efforts to complete Special Research Projects to the extent feasible (and subject to the conditions of Section 3) within such 24-month period and failing such completion to provide for the orderly transfer of such Special Research Projects and the results thereof to the Requesting Party (or its designee). Notwithstanding any termination of the other provisions of this Agreement, the parties shall continue to observe the provisions of Sections 3.1(c), 4, 5, 6, 7, 8, 9, 12, 13 and 14 hereof with respect to all rights granted to Patent Rights or disclosures made of Knowledge and Expertise as of the Termination Date.

12.   LIMITATION OF ASSIGNMENT

          This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer its rights or obligations hereunder to another company or person, except as herein expressly provided or permitted or except to a successor to substantially the whole of its business and then only subject to the terms and provisions hereof, except that

CIBA-GEIGY may assign or transfer all or any portion of its rights hereunder (including its rights under licenses contemplated by Section 7) to any of its Affiliates which shall agree to be bound by the provisions hereof relating to the assigned rights with the same effect as if it were named as "CIBA-GEIGY" therein but CIBA-GEIGY shall continue to be responsible for performance by such Affiliate of its obligations hereunder. Subject to the foregoing provisions of this Section 12, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.   MAINTENANCE OF BOOKS AND RECORDS; AUDITS

          Each party shall maintain true and complete books of account containing an accurate record of all data necessary for the proper computation of any payments due from such party under the terms of this Agreement. Each party shall have the right, by the independent certified public accountant employed by the other party to conduct such other party's regular annual audit or by a firm of independent public accountants selected by mutual agreement of the parties hereto, or if the parties cannot agree, by the American Arbitration Association (subject to any applicable laws), to examine such books at all reasonable times (but not more than once in each calendar year) within one year after the end of the fiscal year to which they relate for the purpose of verifying such payments. Such examination shall be made during normal business hours at the place of business of the party being audited. If the verification hereunder is performed at substantially the same time as and by the independent certified public accountants employed by the party being audited to conduct its regular annual audit, the fees and expenses of the accountants performing said verification shall be borne by such party. In any other event, the fees and expenses of the accountants performing such verification shall be borne by the party requesting such audit.

14.  ARBITRATION

          Any controversy or claim arising out of this Agreement with respect to the payment of royalties pursuant to Section 7, the payment of Agreement Research Cost pursuant to Section 3 or apportionment of damages collected from infringers pursuant to Section 9 shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration conducted hereunder shall take place in New York, N.Y. Except as specifically provided in this Section 14, no other controversy or claim hereunder shall be submitted to arbitration unless both parties agree to such arbitration in a separate document to such effect.

15.  NOTICES

          Any notices required or permitted to be given to, or served upon, either party hereto pursuant to this Agreement shall be sufficiently given or served if sent to such party by registered air mail and (if urgent) by telex, addressed to it at its address and telex call number, as set forth below, or to such other address or call number as it shall designate by written notice given to the other party:

     All notices to CCD shall be addressed as follows:

          Ciba Corning Diagnostics Corp.
          Medfield Industrial Park
          Medfield, Massachusetts 02052
          Attention: Vice President, Finance
          Telex No.: 192809011 (Quik-Comm System)
          Acknowledgment: MEDFIELD CTR
          Rapifax: 617-359-2879

     All notices to CIBA-GEIGY shall be addressed as follows:

          CIBA-GEIGY Limited
          CH-4002 Basel
          Switzerland
          Attention:  Legal Department
          Telex No.:  62991
          Answerback: CIGY  CH

     With a copy in each case to Corning and CIBA-GEIGY Corporation, addressed as follows:

          Corning Glass Works
          Houghton Park
          Corning, New York 14831
          Attention: Secretary
          Telex No.: 932499
          Answerback: CORGLAS A

          CIBA-GEIGY Corporation
          556 Morris Avenue
          Summit, New Jersey 07901
          Attention:  President
                      Pharmaceuticals Division
          Telex:  138696
          Answerback:  Through Ardsley computer
                       CIBA GEIGY YKS

16.   AMENDMENTS

          No modification or amendment of this Agreement shall be valid or binding upon the parties hereto unless made in writing and signed on behalf of each of the parties hereto by their respective duly authorized officers.

17.   GOVERNING LAW

          This Agreement shall be construed in accordance with and governed by the laws of the State of New York.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                         Ciba Corning Diagnostics Corp.

                         By: /s/ Robert L. Sullivan
                            -------------------------------------

                         CIBA-GEIGY Limited

                         /s/
                         ----------------------------------------

                                   APPENDIX A

                            AGREEMENT RESEARCH COSTS


The Agreement Research Costs of a party shall be deemed to be:

          (a) all amounts paid or accrued by such party and its Affiliates during said period in respect of compensation to research personnel directly engaged substantially full time in work on Special Research Projects or, in the case of personnel so engaged only part time, a portion of their time devoted to Special Research Projects, plus

          (b) an amount equal to 100% of such compensation so paid or accrued during said period, such amount being in lieu of any charge or other amount in respect of materials, supplies, tools, equipment, utilities, rent, depreciation, overhead or other like items of expense paid or incurred by such party.

The term "compensation", as used herein, includes, without limitation, salaries, bonuses and commissions; the cost of or amounts charged in the accounts of a party as provisions for, pension or retirement plans, profit-sharing plans, medical benefits, group or other insurance, social security, old age and unemployment taxes, and other employees benefits or taxes.